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                                                                    EXHIBIT 99.1



    BROCADE COMMUNICATIONS SYSTEMS, INC. TO OFFER $500 MILLION OF CONVERTIBLE
                               SUBORDINATED NOTES


SAN JOSE, Calif., December 18, 2001-- Brocade Communications Systems, Inc. (Brocade(R)) (Nasdaq: BRCD) announced today that it intends to offer in a
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private placement, subject to market and other conditions, $500 million in convertible subordinated notes due 2007 in an offering to qualified institutional buyers. The interest rate, conversion rate and offering price are to be determined by negotiations between Brocade and the initial purchaser of the notes. The offering is expected to close in December 2001. The company intends to grant the initial purchasers a 30-day option to purchase an additional $50 million of notes.

The net proceeds of the offering will be used for general corporate purposes, including working capital and capital expenditures.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.